Exhibit 10.1

THIRD AMENDMENT TO

EXCLUSIVE DEVELOPMENT AND DISTRIBUTION AGREEMENT

THIS THIRD AMENDMENT TO EXCLUSIVE DEVELOPMENT AND DISTRIBUTION AGREEMENT (this “Amendment”) is entered into as of August 2, 2022 (the “Effective Date”), by and between Zimmer, Inc., a Delaware corporation (“Zimmer”), and NeuroOne Medical Technologies Corporation, a Delaware corporation (the “Company”). Zimmer and the Company are referred to individually as a “Party” and together as the “Parties.”

WHEREAS, on or about July 20, 2020, the Parties entered into a written Exclusive Development and Distribution Agreement, as subsequently amended (collectively the “Agreement”); and

WHEREAS, the Parties have agreed to amend the Agreement consistent with the terms herein.

In consideration of the mutual covenants and agreements contained in the Agreement and this Amendment, the Parties hereby agree as follows:

1.	Zimmer shall pay Company the amount of three million, five hundred thousand dollars ($3,500,000) within ten (10) business days of the execution of this Amendment (the “Payment”). The Payment is comprised of the following:

a)	One million, five hundred thousand dollars ($1,500,000) for the SEEG Exclusivity Maintenance Fee; and

b)	Two million dollars ($2,000,000) for satisfaction of each of the Events set forth in Sections 6.1(c)(i)-(iv) even though the satisfaction was after the deadlines identified in the tables set forth in Section 6.1(c).

Upon receipt by the Company of the Payment, the Company acknowledges and agrees that: (a) Zimmer has satisfied its payment obligations associated with exclusivity right pursuant to the Agreement and that the Company shall not be entitled to any additional payments from Zimmer for exclusivity, including pursuant to Section 6.1 of the Agreement or any other related provision(s); and (b) Zimmer’s distribution rights as set forth in the terms and conditions of the Agreement shall be exclusive pursuant to the terms and conditions of Section 6.1(b) of the Agreement in exchange for the Payment. Zimmer acknowledges and agrees that pursuant to Section 6.1(e) of the Agreement, the Payment is non-refundable.

2.	In consideration of the above, Paragraph 10.2 of the Agreement shall be superseded and replaced with the following:

10.2 Term of Exclusivity.

The license rights granted to Zimmer under the Strip/Grid Distribution License and SEEG Distribution License shall be exclusive from the Effective Date until the end of the Term.

Unless otherwise defined herein, capitalized terms shall have the meanings set forth in the Agreement. The terms of this Amendment amend and modify the Agreement as if fully set forth in the Agreement. If there is any conflict between the terms, conditions and obligations of this Amendment and the Agreement, this Amendment’s terms, conditions and obligations shall control. All other provisions of the Agreement not specifically modified by this Amendment are preserved. This Amendment may be executed in counterparts (including via facsimile or .pdf), each of which shall be deemed an original, and all of which together shall constitute one and the same document.

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the Effective Date.

Neuroone Medical Technologies Corporation		Zimmer, Inc.

By:	/s/ Dave Rosa	By:	/s/ Chad F. Phipps
Name:	Dave Rosa	Name:	Chad F. Phipps
Title:	CEO and President	Title:	SVP, General Counsel & Secretary